SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 2, 2007

(Exact name of registrant as specified in Charter)

Delaware	0-8092	94-1620407
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

323 Vintage Park Drive, Suite B, Foster City, California 94404
(Address of Principal Executive Offices)

650-212-2568
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On April 2, 2007, we entered into an Amended and Restated Exclusive License Agreement with Alteon, Inc. (“Alteon”), under which we have granted Alteon worldwide exclusive rights to a family of orally bioavailable organoselenium compounds that have demonstrated potent anti-oxidant and anti-inflammatory properties in clinical and preclinical studies. Previously, we were a party to a license agreement dated September 28, 2004 with HaptoGuard, Inc., which was subsequently acquired by Alteon. The amended and restated exclusive license agreement supercedes and replaces our prior agreement with HaptoGuard. The new agreement expands the scope of the original agreement to also include non-cardiovascular indications.

Under the new agreement, Alteon agreed to invest a minimum of $7.5 million over a three year period following the effective date of the agreement, in its development program for the development, discovery and manufacture of licensed products based on the processes and compounds covered under the license. Alteon agreed to pay us a non-refundable sum of $500,000, payable in six monthly installments of $50,000, with the remaining $200,000 payable upon the closing of a financing of Alteon approved by Alteon’s shareholders. The agreement also provides for milestone payments to us upon certain significant milestone events in the development of a potential drug product. The agreement also entitles us to various levels of sublicensing fees and royalties based on a percentage of net sales of the licensed product.

As a part of the agreement, Alteon agreed to make an equity investment in our common stock, at a per-share price equal to 125% of the trading price on the trading day immediately prior to such purchase, and no less than $0.24 per share, resulting in net proceeds to us of $500,000.

The agreement is terminable for cause by either party, by Alteon with or without cause with 180 days’ prior written notice, or by us if Alteon does not make timely payments under the license.

The amended and restated agreement will be filed as an exhibit to our Quarterly Report on Form 10-QSB for the quarter ending June 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OXIS INTERNATIONAL, INC.

By:	/s/ Marvin S. Hausman
Marvin S. Hausman
Chief Executive Officer

Dated: April 6, 2007